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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Clean Energy Fuels Corp.:

        We consent to the use of our report dated March 10, 2010, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated March 10, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, contains an explanatory paragraph that states management's assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of BAF Technologies, Inc., which constituted 4% of total assets as of December 31, 2009 and 5% of revenues for the year then ended. Our audit of internal control over financial reporting of Clean Energy Fuels Corp. and subsidiaries also did not include an evaluation of the internal control over financial reporting of BAF Technologies, Inc.

        Our report dated March 10, 2010 refers to a change in the method of accounting for business combinations.

/s/ KPMG LLP

Los Angeles, California
July 28, 2010

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM